EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-18797, 333-18803, 333-110327, 333-133556 and 333-139553) of NCR Corporation of our report, dated February 28, 2012 except with respect to the presentation of the Entertainment business as a discontinued operation discussed in Notes 1 and 14, as to which the date is August 21, 2012, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8‑K.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
August 21, 2012